Exhibit 99.1

MF Global Ltd. Clarendon House 2 Church Street Hamilton HM 11, Bermuda Tel 441-296-1274

Receiver Ad Litem and MF Global Ltd. Settle

Philadelphia Alternative Asset Fund Litigation

NEW YORK – December 3, 2007 – Steven Harmelin, the Receiver ad litem, and MF Global Ltd. (NYSE:MF) have reached an agreement to settle litigation against MF Global Inc., brought by the Receiver ad litem for Philadelphia Alternative Asset Fund and related entities, subject only to United States District Court approval.

A definitive settlement agreement has been executed by the parties and Court approval will be sought within the next 10 days.

The settlement agreement obligates MF Global to pay $69 million into a restoration fund for the benefit of investors in PAAF. The company will also pay $6 million in legal fees and expenses.

For more information on the settlement and related accounting treatment, please see the PAAF portion of the MF Global earnings release of October 30, 2007.

ABOUT MF GLOBAL

MF Global Ltd. (NYSE: MF), formerly Man Financial, is the leading broker of exchange-listed futures and options in the world. It provides execution and clearing services for exchange- traded and over-the counter derivative products as well as for non-derivative foreign exchange products and securities in the cash market. MF Global is uniquely diversified across products, trading markets, customers and regions. Its worldwide client base of more than 130,000 active accounts ranges from financial institutions, industrial groups, hedge funds and other asset managers to professional traders and private/retail clients. MF Global operates in 12 countries on more than 70 exchanges, providing access to the largest and fastest growing financial markets in the world. It is the leader by volume on many of these markets and on a single day averages six million lots, more than most of the world’s largest derivatives exchanges. For more information, please visit mfglobal.com.

Media Contact: Diana DeSocio, ph. 212.589.6282, ddesocio@mfglobal.com

Investor Contact: Jeremy Skule, ph. 800.596.0523, jskule@mfglobal.com

# # #